Exhibit 99.1

Armata Pharmaceuticals Announces $35 Million Secured Credit Agreement with Innoviva

Proceeds to be used to continue to advance rigorously designed clinical trials of Armata’s high purity phage-based therapeutic candidates

LOS ANGELES, Calif., March 4, 2024 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a biotechnology company focused on pathogen-specific bacteriophage therapeutics for antibiotic-resistant and difficult-to-treat bacterial infections, today announced that it has entered into a secured credit agreement with Innoviva Strategic Opportunities LLC, a wholly-owned subsidiary of Innoviva, Inc. (Nasdaq: INVA) (collectively, "Innoviva"), Armata's largest shareholder. The gross proceeds to be received by the Company at closing are $35 million before deducting transaction-related expenses.

Proceeds from the $35 million new financing transaction will be used to advance the Company’s lead therapeutic phage candidates, including AP-PA02 and AP-SA02, which target infections caused by Pseudomonas aeruginosa and Staphylococcus aureus, respectively.

“Innoviva has been an invaluable partner to Armata over the years, and we view this latest financing as further evidence of their confidence in our mission, our clinical development progress, and our team,” stated Dr. Deborah Birx, chief executive officer of Armata. “Our phage candidates are highly differentiated through their purity and specificity for their bacterial targets, and our ‘cocktail’ approach continues to demonstrate a favorable safety and tolerability profile, allowing us to continue to evaluate higher doses and longer durations of treatment in advance of registrational Phase 3 trials. This financing will enable Armata to fully enroll both ongoing Phase 2 trials, one in acute bacteremia and one in non-cystic fibrosis bronchiectasis, and prepare the Company for two pivotal trials. I would like to thank the team at Innoviva for their continued support.”

The credit agreement provides for a secured term loan facility in an aggregate amount of $35 million at an interest rate of 14.0% per annum with a maturity date of June 4, 2025. Repayment of the loan is guaranteed by the Company’s domestic subsidiaries, and the loan is secured by substantially all of the assets of the Company and the subsidiary guarantors.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage-specific cGMP manufacturing.

Forward Looking Statements

This communication contains "forward-looking" statements, including, without limitation, statements related to Armata's bacteriophage development programs, Armata's ability to set up or operate R&D and manufacturing facilities, Armata's ability to meet expected milestones, Armata's future success or failure, Armata's ability to be a leader in the development of phage-based therapeutics, Armata's expected receipt of grant funding, and statements related to the timing and results of clinical trials, including the anticipated results of clinical trials of AP-PA02 and AP-SA02, and Armata's ability to develop new products based on natural bacteriophages and synthetic bacteriophages. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Armata's current expectations. Forward-looking statements involve risks and uncertainties. Armata's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the ability of Armata's lead clinical candidates, AP-PA02 and AP-SA02, to be more effective than previous candidates; that the top line results are indicative of the final data; Armata's ability to expedite development of AP-PA02 and AP-SA02; Armata's ability to advance its preclinical and clinical programs and the uncertain and time-consuming regulatory approval process; Armata's ability to develop products based on bacteriophages and synthetic phages to kill bacterial pathogens; the Company's expected market opportunity for its products; Armata's ability to sufficiently fund its operations as expected, including obtaining additional funding as needed, and to refinance, repay or restructure its debt; and whether Armata will incur unforeseen expenses or liabilities. Additional risks and uncertainties relating to Armata and its business can be found under the caption "Risk Factors" and elsewhere in Armata's filings and reports with the SEC, including in Armata's Annual Report on Form 10-K, filed with the SEC on March 16, 2023, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

310-665-2928 x234

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569